UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2015

Health Insurance Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35811	46-1282634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15438 N. Florida Avenue, Suite 201 Tampa, Florida		33613
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 376-5831

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On November 11, 2015, Health Insurance Innovations, Inc. (the “Company”) committed to a restructuring plan and advised affected employees on November 30, 2015. Under the plan, the Company will reorganize certain processes, eliminate certain duplicative cost structures and reduce staff by streamlining the Company’s owned call center operations. The Company will continue to utilize all four distribution channels for its individual and family plan and supplemental insurance products, including Company-owned call centers, non-owned call centers, broker-agents, and AgileHealthinsurance.com.

The Company anticipates that it will incur restructuring charges of approximately $1.6 million to $2.2 million in the fourth quarter of 2015 and that actions related to this restructuring plan will be substantially completed by the end of 2015. The expected restructuring charge will include one time employee termination benefits of approximately $0.6 million to $0.7 million, contract termination costs of approximately $0.8 million to $1.2 million and other associated costs of approximately $0.2 million to $0.3 million.

As a result of this plan, the Company expects to decrease annualized Selling General and Administrative costs. Third party distribution costs are expected to increase as a result of this restructuring. Due to the restructuring, the Company will consider impairment testing for both indefinite-lived intangible assets as well as definite-lived assets.

This Current Report on Form 8-K includes forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks include, but are not limited to, statements regarding the restructuring of call centers and the anticipated cost reductions and other benefits associated with such restructuring.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Angela P. Bryant
Name:	Angela P. Bryant
Title:	Senior Vice President, General Counsel

Date: November 30, 2015